EXHIBIT 99.1

News Release	1100 Brashear Ave., Suite 200 Morgan City, Louisiana 70380 (985) 702-0195

For Immediate Release To: Analysts, Financial Community, Media	For Information Contact: Cecil Hernandez (985) 702-0195 CAHernandez@ConradIndustries.com

Conrad Industries Announces Additions to Management Team

Morgan City, Louisiana (February 21, 2005) -- Conrad Industries, Inc. (Nasdaq: CNRD) announced today the appointment of Terry T. Frickey as Vice President and Chief Operating Officer, effective immediately. Terry will report to the Chief Executive Officer and have overall responsibility for the operations of the Company's four shipyards. "We are excited to have Terry join our executive team," said Johnny Conrad, Conrad's President and Chief Executive Officer. "Terry has been involved in the shipyard business since 1971 in various management capacities including General Manager, Manager of Operations and President and Chief Executive Officer. Most recently, Terry was Vice-President and General Manager of the Bollinger Houston shipyard and Manager of Repair Operations for the LEEVAC Industries Repair Group.  From 1991 to 1994 he was President of Service Marine Industries, Inc. in Morgan City, Louisiana. He served as Chairman of the Shipbuilders Council of America in 2001."

Cecil A. Hernandez, the current Executive Vice-President and Chief Operating Officer and interim Chief Financial Officer will become Executive Vice-President and Chief Financial Officer.

Additionally, Richard D. Allen has joined the Company as Assistant Operations Manager. "We are pleased to have Richard join our team," said Mr. Conrad "Richard brings over 39 years of shipyard experience in various capacities starting at welder/fitter, foreman, superintendent, Yard Manager, General Manager, V.P. of Operations and President. Most recently, Richard was President of Newpark Shipbuilding -- Pelican Island which was part of First Wave Marine. He was with Bludworth Bond Shipyard and John Bludworth Marine for over 22 years before John Bludworth Marine was purchased by First Wave in 1998."

"The addition of these two very experienced managers will complement our current management team, help the Company execute our increasing backlog of more sophisticated projects, and enable the Company to take advantage of other market opportunities."

Conrad Industries, Inc., established in 1948 and headquartered in Morgan City, designs, builds and overhauls tugboats, ferries, liftboats, barges, offshore supply vessels and other steel and aluminum products for both the commercial and government markets. The company provides both repair and new construction services at its four shipyards located in southern Louisiana and Texas.

All statements in this press release other than statements of historical fact are forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. These include Conrad's reliance on cyclical industries, principal customers and government contracts, its ability to finalize contracts on projects for which it has bid, and its ability to perform contracts at costs consistent with estimated costs used in bidding the contracts. Actual results may differ materially from those expected or projected. These and other risks are discussed in more detail in Conrad Industries, Inc.'s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.